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                                                                    Exhibit 10.2

(PHELPS DODGE LETTERHEAD)
               One North Central Avenue, Phoenix, AZ 85004 - (602) 366-8100


                                                                  March 16, 2005


Sumitomo Metal Mining Co., Ltd.
11-3, 5-Chome, Shimbashi
Minato-ku, Tokyo 105
Japan


Sumitomo Corporation
1-8-11, Harumi
Chuo-ku, Tokyo 104-8610
Japan


Ladies and Gentlemen:


      Reference is made to the Participation Agreement, dated as of March 16, 2005 (as amended, modified or supplemented from time to time, the "Participation Agreement"), among SUMITOMO METAL MINING CO., LTD., a Japanese corporation ("SMM"), SUMITOMO CORPORATION, a Japanese corporation ("SC"), SUMMIT GLOBAL MANAGEMENT B.V., a Dutch corporation ("SGM," and together with SMM and SC, the "Sumitomo Parties"), COMPANIA DE MINAS BUENAVENTURA S.A.A., a Peruvian sociedad anonima abierta ("BVN"), PHELPS DODGE CORPORATION, a New York corporation ("PDC"), CYPRUS AMAX MINERALS COMPANY, a Delaware corporation ("CAMC"), CYPRUS METALS COMPANY, a Delaware corporation ("CMC"), CYPRUS CLIMAX METALS COMPANY, a Delaware corporation (the "PD Participant"), and the SOCIEDAD MINERA CERRO VERDE S.A.A., a Peruvian sociedad anonima abierta (the "Company"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Participation Agreement.


      Pursuant to the Participation Agreement, (i) the Sumitomo Participant has agreed, among other things, to subscribe for at least 73,511,763 Capital
Increase Shares in the General Capital Increase and (ii) the Company has agreed, among other things, to return promptly (x) in United States dollars and without deduction for Taxes the aggregate amount of consideration paid by the Sumitomo Participant to subscribe for Capital Increase Shares and to purchase
Unsubscribed Shares (the "Aggregate Sumitomo Subscription Price") plus (y) interest, calculated at a rate per annum equal to the Six Month LIBOR Rate, on the Aggregate Sumitomo Subscription Price for the period commencing on June 30, 2005 and ending on the day before such Aggregate Sumitomo
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Subscription Price is returned if: (i) the Sumitomo Participant delivers written notice to the Board on the Final Closing Date in its good faith and reasonable judgment stating that the Capital Increase Closing Conditions have not been satisfied or waived as of such date, (ii) the Board determines on or prior to the Final Closing Date that the conditions set forth in section 7.2 of the Participation Agreement (the "PD Closing Conditions") have not been satisfied or waived as of such date or (iii) unless otherwise agreed by the Sumitomo Participant, the Final Closing shall not have occurred by September 30, 2005.

      1. GUARANTEE. In order to induce the Sumitomo Parties to enter into the Participation Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PDC hereby irrevocably and unconditionally guarantees to SC, SMM and their respective successors and assigns that the Company will perform all of its obligations to return promptly
(x) the Aggregate Sumitomo Subscription Price to the Sumitomo Participant plus
(y) interest, calculated at a rate per annum equal to the Six Month LIBOR Rate, on the Aggregate Sumitomo Subscription Price for the period commencing on June 30, 2005 and ending on the day before such Aggregate Sumitomo Subscription Price is returned if: (i) the Sumitomo Participant delivers written notice to the Board on the Final Closing Date in its good faith and reasonable judgment stating that the Capital Increase Closing Conditions have not been satisfied or waived as of such date, (ii) the Board determines on or prior to the Final Closing Date that the PD Closing Conditions have not been satisfied or waived as of such date or (iii) unless otherwise agreed by the Sumitomo Participant, the Final Closing shall not have occurred by September 30, 2005 (the "Repayment Obligation").

      2. NATURE OF GUARANTEE. PDC's obligations under this guarantee letter (this "Guarantee") shall not be affected by the validity or enforceability of the Participation Agreement, the insolvency or bankruptcy of the Company or any other circumstance relating to the Repayment Obligation, in each case that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety other than a breach of Section 3.2 of the Participation Agreement by the Sumitomo Participant. The obligations of PDC under this Guarantee are absolute and unconditional, and shall remain in full force and effect notwithstanding any amendment of the Participation Agreement or any extension of time or other indulgence or concession granted to the Company or any delay or failure by the parties hereto or the Sumitomo Participant in pursuing any other remedies available against the Company. No party hereto nor the Sumitomo Participant need take any action against the Company, any other guarantor or any other person, firm or corporation or resort to any security held by it at any time before proceeding against PDC hereunder. PDC hereby expressly waives diligence, presentment, demand of payment, filing of any claims relating to the Repayment Obligation in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, protest, notice and all demands whatsoever, and, to the extent permitted by law, the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof.


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      3. PAYMENTS FREE AND CLEAR OF TAXES, ETC. Any and all payments made by PDC under this Guarantee shall be made without deduction for any present or future taxes, withholding taxes, levies, imposts, duties or similar charges imposed by the Republic of Peru or any local taxing authority therein ("Taxes"). If PDC shall be required by law to deduct any Taxes from or in respect of any payment hereunder, (i) such payment shall be increased so that after all required deductions for Taxes have been made, such payment shall be equal to the amount that would have been paid by PDC had no such deductions for Taxes been required and made, (ii) PDC shall make such deductions and (iii) PDC shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

      4. EXPENSES. PDC agrees to pay on demand all fees and out-of-pocket expenses (including the reasonable fees and expenses of the legal counsel to SC and SMM) relating to the enforcement of the rights of SC and SMM under this Guarantee; provided, that PDC shall not be liable for any expenses of SC or SMM if no payment under this Guarantee is due.

      5. SUBROGATION. PDC shall be subrogated to all of the rights of the Sumitomo Participant, SC and SMM and their successors and assigns against the Company and its assets and properties in respect of any amounts paid by PDC under this Guarantee; provided, that PDC shall not be entitled to exercise any such subrogation rights or other rights against the Company arising out of, or based upon, its performance of this Guarantee until all of the obligations, together with any other amounts due by PDC pursuant to Paragraph 4 hereof, have been paid in full. Upon payment in full of the Repayment Obligation, SC and SMM agree to take at PDC's expense such steps as PDC may reasonably request to implement any rights of subrogation.

      6. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of SC or SMM to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by SC or SMM of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right and remedy hereby granted to SC or SMM or allowed to either SC or SMM by law shall be cumulative and not exclusive of any other, and may be exercised by SC or SMM at any time or from time to time.

      7. ASSIGNMENT. Neither this Guarantee nor any rights, interests or obligations hereunder may be assigned to any other person (except by operation of law) without the prior written consent of PDC, SC and SMM; provided, that SC and SMM may, without the consent of PDC, transfer or assign their rights and interests under this Guarantee to any of their respective affiliates including SMM Cerro Verde Netherlands B.V.

      8. CONTINUING GUARANTEE. This Guarantee shall become and remain in full force and effect and shall be a continuing guarantee and binding on PDC, its successors


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and assigns until the Repayment Obligation has been satisfied in full or consummation of the Final Closing.

      9. GOVERNING LAW. This letter agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent they are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

      10. CONSENT TO JURISDICTION. PDC consents to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof, and waives any immunity from the jurisdiction of such courts over any suit, action, or proceeding that may be brought in connection with this Guarantee. PDC irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Guarantee in such courts whether on the grounds of venue, residence, or domicile or on the ground that any such suit, action, or proceeding has been brought in an inconvenient forum. PDC agrees that final non-appealable judgment in any such suit, action, or proceeding brought in such court shall be conclusive and binding upon PDC and may be enforced in any court of the jurisdiction of which PDC is subject by a suit upon such judgment.

      11. AMENDMENTS. No term or provision of this Guarantee shall be amended or modified except in a writing signed by PDC, SC and SMM.

      12. SEVERABILITY. If any provision of this Guarantee or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Guarantee and the application of such provision to any other party or set of circumstances shall not be affected unless the provisions held to be invalid shall substantially impair the benefits of the remaining portions of this Guarantee.

      13. ENTIRE AGREEMENT. This Guarantee constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions, representations and understandings.

      14. COUNTERPARTS. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.


                  [Remainder of page intentionally left blank.]


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      If you are in agreement with the matters set forth above, please sign this
Guarantee in the space indicated below and return it to the undersigned.



                                    Very truly yours,


                                    PHELPS DODGE CORPORATION




                                    By: /s/ Timothy R. Snider
                                        --------------------------------
                                        Name:  Timothy R. Snider
                                        Title: President and Chief Operating
                                               Officer


                                    By: /s/ Kalidas V. Madhavpeddi
                                        --------------------------------
                                        Name:  Kalidas V. Madhavpeddi
                                        Title: Senior Vice President



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Acknowledged and agreed as of the date first above written.


SUMITOMO METAL MINING CO., LTD.

By:   /s/ Ichiro Abe
      ------------------------------
      Name:  Ichiro Abe
      Title: Executive Officer, General Manager of Mineral Resources Division



SUMITOMO CORPORATION


By:   /s/ Mitsuhiko Yamada
      ------------------------------
      Name:  Mitsuhiko Yamada
      Title: Corporate Officer, General Manager, Mineral Resources Division


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